Exhibit 16.1
March 5, 2007
U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549
Dear Sir/Madam:
We have read the statements set forth by SentiSearch, Inc. (the “Company”) in Form 8-K, Item 4.01 regarding the dismissal of Raich Ende Malter & Co. LLP as the Company’s independent auditors effective February 27, 2007, which statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K and we are in agreement with the statements contained therein.
Very truly yours,

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP
East Meadow, New York